Exhibit 2.01

Resource Extraction Payment Report for the Fiscal Year Ended December 31, 2023

This exhibit to Form SD presents payments made by NextEra Energy, Inc. (NEE) and its consolidated subsidiaries to the U.S. federal government for the purpose of commercial development of natural gas during the year ended December 31, 2023. The information within this report has been prepared and is presented in accordance with Rule 13q-1 (17 CFR 240.13q-1) under the Securities Exchange Act of 1934, as amended (the Rule). This report is limited to payments required to be disclosed by the Rule and does not include other payments and contributions to governmental and civic entities beyond the scope of the Rule. All payments were made in US dollars and relate to natural gas wells within NEER, which is a reportable segment of NEE that is comprised of NextEra Energy Resources, LLC and NextEra Energy Transmission, LLC.

Project/Subnational Jurisdiction	U.S. Federal Government Entity	Royalties	Interest	Total
Louisiana	Office of Natural Resource Revenue	$908,074	$1,471	$909,545
	Bureau of Land Management	148,963	—	148,963

	Louisiana subtotal:	1,057,037	1,471	1,058,508
Oklahoma	Office of Natural Resource Revenue	344,914	559	345,473
	Bureau of Land Management	594	—	594

	Oklahoma subtotal:	345,508	559	346,067

	Total:	$1,402,545	$2,030	$1,404,575